EXHIBIT 99.1

ProPhase Labs Discusses the Current Cold Season and

Announces Launch of New Product Line, TK Supplements

DOYLESTOWN, Pennsylvania – January 13, 2016. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today noted that key industry statistics reveal that according to IMS Health, the incidence of upper respiratory illness across the country has been down double digits for the current cold season1 to date compared to the prior year cold season. For the week ending December 31, 2015, cold and flu related illnesses are down approximately 25% as compared to the week ending December 31, 2014.

As the Company has previously reported, the category of cough and cold product sales, including our Cold-EEZE® sales, are highly correlated to the incidence of upper respiratory illness. With a mild cough and cold season this winter, we are expecting a corresponding impact on sales.

In order to grow our share of the cold remedy category, in February, at the Efficient Collaborative Retail Marketing (“ECRM”) industry trade conference, we have the opportunity to meet with approximately 70 important retailers and will introduce to the trade additional, new and innovative Cold-EEZE® branded products that will continue to broaden and strengthen our cough/cold product line. Our research and development of new products in the cough/cold category has been robust.

NEW PRODUCT LAUNCH

In order to offset the seasonality of our revenues and our dependence on the severity of the cold season, we are launching a new product line of over the counter, dietary supplements that will leverage our existing infrastructure, retail relationships and sales force. Following approximately 2 years of successful development, we are making our first foray into the dietary supplements category with the launch of our new line of TK SupplementsTM.

Our first new product is Legendz XLTM, a men’s dietary supplement in the male enhancement category. After extensive research and preparation, we have produced our first set of direct response television spots and begun TV media testing. We have developed an integrated network of strategic vendors including a call center and a fulfillment center as well as the online infrastructure to execute a direct to consumer marketing and sales strategy. Our new TK Supplements-based website is now live: www.LegendzXL.com.

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We expect to continually refine our consumer engagement, TV spots, TV media plan and websites during the first quarter 2016 and thereafter in order to optimize consumer response and generate product awareness. As with any new product launch, we anticipate losses from the TK Supplements initiatives as we optimize our direct response strategy.

However, over time, our goal is for results to improve, which will lead to increasing the media spend which will, in turn, broaden brand awareness for our new line of products. As brand awareness increases, our next goal will be to introduce Legendz XLTM in retail stores, leveraging our existing infrastructure and retail distribution platform. We also have developed additional dietary supplements for future introduction at the appropriate time.

We are committed to executing a long term strategy to grow our Cold-EEZE® brand and to grow the Company by participating in the large dietary supplement category.

1 Generally, a cold season is defined as the period of September to March when the incidence of the common cold rises as a consequence of the change in weather and other factors.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0

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